STATE OF DELAWARE

SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 05:00 PM 08/02/2001
010377894-2024725

i-STAT CORPORATION

CERTIFICATE OF DESIGNATIONS OF

SERIES C CONVERTIBLE PREFERRED STOCK

      i-STAT Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Corporation’s Board of Directors (the “Board”) by the Corporation’s Restated Certificate of Incorporation, as amended and including any Certificate of Designations filed therewith (the “Certificate”), and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board at a meeting duly held August 1st, 2001, adopted resolutions (i) authorizing a new series of the Corporation’s previously authorized preferred stock, $0.10 par value per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 25,000 shares of Series C Convertible Preferred Stock of the Corporation, as follows:

      RESOLVED, that the Corporation is authorized to issue 25,000 shares of Series C Convertible Preferred Stock, $0.01 par value per share (the “Series C Preferred Stock”), which shall have the following powers, designations, preferences and other special rights:

           Section 1.     Designation, Amount and Par Value. The series of preferred stock shall be designated as the Company’s Series C Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 25,000 (which shall not be subject to increase without the consent of the holders of the Preferred Stock (each a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $.10 per share and a stated value equal to the greater of (i) $1,000 and (ii) an amount equal to 60% of the aggregate purchase price paid by the original Holders pursuant to the Purchase Agreement divided by the total number of shares of Preferred Stock issued to the original Holders pursuant to the Purchase Agreement (the “Stated Value”). Capitalized terms used and not defined elsewhere in this certificate of designation shall have the respective meanings ascribed to them in Section 5. Upon any liquidation, dissolution or winding-up of the Company, no Holder shall be entitled to any liquidation preference in connection with its ownership of the shares of Preferred Stock.

           Section 2.     Voting Rights. Except as otherwise provided herein, and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designations, (b) amend its certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the Holders, (c) increase the authorized number of shares of Preferred Stock, or (d) enter into any agreement with respect to the foregoing.

      Section 3.     Conversion.

      (a)(i)  Conversion at the option of Holder. Subject to the limitations set forth in Section 3(a)(iii), each share of Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio, at the option of the Holder, at any time and from time to time from and after the 125th day following the Original Issue Date (such 125th day, the “Initial Conversion Date”), provided, that the Holder shall be entitled, upon receipt of the Company’s written consent, to convert shares of Preferred Stock commencing the 63rd day following the Original Issue Date, even if prior to the Initial Conversion Date. Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Exhibit A (a “Conversion Notice”). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice by facsimile (the “Holder Conversion Date”). The number of shares of Preferred Stock shown as owned by the Holder prior to and giving effect to a conversion shall control absent manifest or mathematical error. If no Holder Conversion Date is specified in a Conversion Notice, the Holder Conversion Date shall be the date that such Conversion Notice is deemed delivered hereunder. To effect conversions of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Preferred Stock to the Company unless all of the shares of Preferred Stock represented thereby are so converted.

      (ii)  Automatic Conversion. Subject to the provisions of this paragraph and Section 4(b)(i), all of the shares of Preferred Stock issued to the Holder on the Original Issue Date less any shares of Preferred Stock for which Conversion Notices have previously been received or for which redemption has been made or required hereunder shall be automatically converted on the 130th day following the Original Issue Date (such 130th day, the “Automatic Conversion Date”), at the Conversion Ratio. If, on the Automatic Conversion Date: (a)(1) the Underlying Shares Registration Statement is not then effective; (b) there are not sufficient shares of Common Stock authorized and reserved for issuance upon such conversion; (c) the Common Stock is not being listed or quoted for trading on the Nasdaq or on a Subsequent Market or (d) an automatic conversion pursuant to this Section shall violate the provisions of Section 3(a)(iii), then the Holder shall be entitled to delay the automatic conversion pursuant to this Section, in whole or in part, until each applicable event or violation is cured. Each of a Holder Conversion Date and the Automatic Conversion Date is collectively referred to herein as a “Conversion Date.”

      (iii)  Certain Conversion Restrictions.

      (A)  Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by a Holder upon any conversion of shares of Preferred Stock (or otherwise in respect hereof) shall, until the 217th day following the Original Issue Date, be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a Conversion Notice hereunder will constitute a representation by a Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Underlying Shares requested in such Conversion Notice is permitted under this paragraph. The Company will have no obligation to issue shares of Common Stock in excess of the limitation referred to in this Section until such time, if any, as such shares of Common Stock may be issued in compliance with such limitation. By written notice to the Company, a Holder may waive the provisions of this Section, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such waiver will apply only to such Holder and not to any other Holder.

      (B)  The Company may not issue in excess of 3,713,195 shares of Common Stock (which equals 19.999% of the number of shares of Common Stock outstanding on the Trading Day immediately preceding the Original Issue Date) (subject to equitable adjustment for stock splits, recombinations and similar events affecting the Common Stock) upon conversions of Preferred Stock at a price per share that is less than the closing sales price of the Common Stock on the Trading Day immediately preceding the Original Issue Date (such number of shares, the “Issuable Maximum”). Each Holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing: (x) the number of shares of Preferred Stock issued and sold to such Holder on the Original Issue Date by (y) the total number of shares of Preferred Stock issued and sold by the Company on the Original Issue Date. If any Holder shall no longer hold shares of Preferred Stock, then such Holder’s remaining portion of the Issuable Maximum shall be allocated pro-rata among the remaining Holders.

      (b)(i)  Not later than three Trading Days after each Conversion Date, the Company will deliver to the Holder a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 4.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock. The Company shall, upon request of the Holder, if available, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the fourth Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

      (ii)  In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 3(b)(i), by the fourth Trading Day after the Conversion Date, and if after such fourth Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder was entitled to receive upon such conversion (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to such purchase obligation and (B) at the option of the Holder, either return the shares of Preferred Stock for which such conversion was not honored or deliver to such Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations under Section 3(b)(i). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the market price of the Underlying Shares on the date of conversion totaled $10,000, under clause (A) of the immediately proceeding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

      (c)(i) The conversion price for each share of Preferred Stock in effect on any Conversion Date (the “Conversion Price”) shall equal $18.45 (subject to equitable adjustment for stock splits, recombinations and similar events), provided, that on and after the 120th day following the Original Issue Date (such 120th day, the “Reset Date”), the Conversion Price shall be reset to 88% of the average of the 20 VWAP’s during the 20 Trading Days immediately preceding the Reset Date (subject to equitable adjustment for stock splits, recombinations and similar events).

      (ii) If the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith. If the Holder shall dispute the findings of the Company’s Board of Directors, then such fair market value shall be determined by the Company’s independent certified public accountants that regularly examine the financial statements of the Company. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

      (iii)  All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

      (iv)  Whenever the Conversion Price is adjusted pursuant to the terms hereof the Company shall promptly mail to each Holder, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

      (v)  In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Holders shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

      (vi)  Subject to Section 4, in case of any merger or consolidation of the Company with or into another Person, or sale by the Company of more than one-half of the assets of the Company (on an as valued basis) in one or a series of related transactions, a Holder shall have the right thereafter to convert its shares of Preferred Stock into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such merger, consolidation or sales would have been entitled. The terms of any such merger, sale or consolidation shall include such terms so as continue to give the Holders the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

      (vii)  If (a) the Company shall declare a dividend (or any other distribution) on the Common Stock, (b) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (c) the Company shall authorize the granting to all holders of Common Stock, rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property, or (e) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then the Company shall notify the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. Holders are entitled to convert shares of Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

      (d)  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized and issued and fully paid and nonassessable.

      (e)  Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon a conversion hereunder, the Company shall pay an amount in cash equal to the Conversion Ratio multiplied by such fraction.

      (f)  The issuance of certificates for Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

      (g)  Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Financial Officer of the Company addressed to 104 Windsor Center Drive, East Windsor, NJ 08520, Facsimile No.: (609) 243-9311, attention Chief Financial Officer, or to such other address or facsimile number as shall be specified in writing by the Company for such purpose. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time) (with confirmation of transmission), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) (with confirmation of transmission) on any date and earlier than 11:59 p.m. (New York City time) on such date (with confirmation of transmission), (iii) upon receipt, if sent by a nationally recognized overnight courier service (next day service specified), or (iv) upon actual receipt by the party to whom such notice is required to be given.

      Section 4.     Redemption. During the period between the Reset Date and the 5th day following the Reset Date, if the Conversion Price (subsequent to the reset pursuant to Section 3(c)(i)) shall be less than the average of the 5 VWAP’s during a period which includes the Original Issue Date and the 4 Trading Days immediately following the Original Issue Date, provided, that such number shall not be greater than $10.00 nor less than the greater of (A) $9.00 and (B) the greater of (i) average of the Per Share Market Values for the five Trading Days preceding the Original Issue Date and (ii) the Per Shares Market Value for the Trading Day immediately preceding the Original Issue Date, (subject to equitable adjustment for stock splits, recombinations and similar events, the “Target Price”), the Holder shall have a one-time right to require the Company to redeem all or a portion of the shares of Preferred Stock then held by such Holder and the Company shall have a one-time right to redeem all or a portion of the shares of Preferred Stock then held by such Holder, in each case, for a redemption price equal to the aggregate Stated Value for such shares of Preferred Stock being redeemed (such price, the “Redemption Price”). In addition, if the Underlying Shares Registration Statement is not declared effective by the Commission on or before the Reset Date, the Holder may require the Company to redeem all or a portion of the shares of Preferred Stock then held by such Holder for the Redemption Price. The redemption obligations of the Company pursuant to this Section shall be secured by those certain standby letters of credit, dated as of the Original Issue Date (collectively, the “Letter of Credit”), issued by PNC Bank, National Association (“PNC”). In connection with any request for redemption of shares of Preferred Stock by a Holder, such Holder shall simultaneously deliver to PNC a redemption notice to the Company and a draw certificate in the form provided for in the Letter of Credit (the “Draw Certificate”), with a copy of each such item to the Company. In connection with any request for redemption of shares of Preferred Stock by the Company, the Company shall deliver a redemption notice to the Holder and, unless the Holder elects to convert such shares of Preferred Stock pursuant to the last sentence of this Section, the Holder shall thereafter deliver to PNC a redemption notice and the Draw Certificate. Assuming due compliance by the Holder with the completion and delivery of the Draw Certificate pursuant to the terms of the Letter of Credit, the Redemption Price shall be due and payable in cash by PNC on the first (1st) Trading Day following the date on which the redemption notice and Draw Certificate is delivered by the Holder to PNC (such 1st Trading Day, the “Payment Date”). Assuming due compliance by the Holder with the completion and delivery of the Draw Certificate pursuant to the terms of the Letter of Credit, if PNC fails to pay the Redemption Price hereunder in full pursuant to this Section on the Payment Date, then, the Company shall immediately pay the Redemption Price, provided, that the Holder may: (i) require the Company to pay interest on all or any portion of the unpaid Redemption Price at a rate of 18% per annum (or the lesser amount permitted by applicable law), accruing daily from the Payment Date until the Redemption Price, plus all such interest thereon, is paid in full or (ii)

      deem such redemption null and void with respect to all or any portion of the shares of Preferred Stock for which the Redemption Price has not been paid in full and convert such shares of Preferred Stock pursuant to Section 3(a)(ii) hereof. Notwithstanding anything herein to the contrary, if the Company elects to redeem shares of Preferred Stock pursuant to the terms hereof, then the Holder shall be entitled to convert all or a portion of the shares of Preferred Stock subject to the Company’s redemption notice by delivery of a notice to the Company no later than one (1) Trading Day following the Holder’s receipt of the Company’s redemption notice, provided, that the Conversion Price for any such conversion shall equal the Target Price.

      Section 5.  Definitions. For the purposes hereof, the following terms shall have the following meanings:

      “Commission” means the Securities and Exchange Commission.

      “Common Stock” means the Company’s common stock, par value $0.15 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

      “Conversion Ratio” means, at any time, a fraction, the numerator of which is Stated Value and the denominator of which is the Conversion Price at such time.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Nasdaq” means the Nasdaq National Market.

      “Original Issue Date” shall mean the Closing Date (as defined in the Purchase Agreement).

      “Per Share Market Value” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the Nasdaq or a Subsequent Market, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) on the Nasdaq or such Subsequent Market on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by a majority-in-interest of the Holders.

      “Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

      “Purchase Agreement” means the Securities Purchase Agreement, dated as of August 2, 2001, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

      “Registration Rights Agreement” means the Registration Rights agreement, dated as of August 2, 2001, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

      “Securities Act” means the Securities Act of 1933, as amended.

      “Subsequent Market” means either the New York Stock Exchange, American Stock Exchange or Nasdaq SmallCap Market.

      “Trading Day” means (a) a day on which the shares of Common Stock are traded on the Nasdaq or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are not listed on the Nasdaq or a Subsequent Market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the shares of Common Stock are not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

      “Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

      “Underlying Shares” means, collectively, the shares of Common Stock into which the share of Preferred Stock are convertible in accordance with the terms hereof.

      “Underlying Shares Registration Statement” means a registration statement that meets the requirements of the Registration Rights agreement and registers the resale of all Registrable Securities (as defined in the Registration Rights Agreement) by the Holder, who shall be named as a “selling stockholder” thereunder.

      “VWAP” means the daily volume weighted average price (as reported by Bloomberg Financial L.P. using the “VAP” function for the date in question (it being understood that the average of the VWAP’s for a certain number of Trading Days shall be obtained by using the “HP” function)) of the Common Stock on the date in question, or if there is no such price on such date, then the daily volume weighted average price on the date nearest preceding such date.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed as of the 1st day of August, 2001.

i-STAT Corporation

By:	/s/ ROGER J. MASON

Name:	Roger J. Mason
Title:	Vice President of Finance Chief Financial Officer

EXHIBIT A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder

in order to convert shares of Preferred Stock)

      The undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock indicated below, into shares of common stock, par value $0.15 per share (the “Common Stock”), of i-STAT Corporation, a Delaware corporation (the “Company”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion

Number of shares of Preferred Stock to be Converted

Stated Value of shares of Preferred Stock to be Converted

Number of shares of Preferred Stock remaining after Conversion

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Signature

Name
Address

[     ]  By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Common Stock does not exceed the amounts determined in accordance with Section 13(d) of the Exchange Act, specified under Section 3(a)(iii)(A) of the certificate of designation governing the rights and privileges of the Preferred Stock.

[Remainder of page intentionally left blank]

SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 08:30AM 08/03/2001 010378235 — 2024725

CERTIFICATE OF CORRECTION

FILED TO CORRECT A CERTAIN ERROR
IN THE

CERTIFICATE OF DESIGNATIONS OF

SERIES C CONVERTIBLE PREFERRED STOCK

OF

i-STAT CORPORATION

Filed in the

Office of the Secretary of State of Delaware on August 2, 2001

      i-STAT Corporation, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

      FIRST:  That the name of the Corporation is i-STAT Corporation.

      SECOND:  That a Certificate of Designations of Series C Convertible Preferred Stock of the Corporation (the “Series C Certificate”) was filed on August 2, 2001, and requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware (the “DGCL”).

      THIRD:  That the inaccuracies or defects in the Series C Certificate be corrected as follows:

(a) The definition of “Letter of Credit” referenced in Section 4 of the Series C Certificate entitled “Redemption” is complete;

(b) The number of days after which the “Redemption Price” is due and payable referenced in Section 4 of the Series C Certificate entitled “Redemption” is incorrectly stated as one (1) day; and

(c) Reference to a “Holder” being deemed a creditor with respect to certain redemption rights referenced in Section 4 of the Series C Certificate entitled “Redemption” was omitted.

      FOURTH:

(a) Section 4 of the Series C Certificate entitled “Redemption” is hereby amended to read in its entirety as follows:

“Section 4. Redemption During the period between the Reset Date and the 5th day following the Reset Date, if the Conversion Price (subsequent to the reset pursuant to Section 3(c)(i)) shall be less than the average of the 5 VWAP’s during a period which includes the Original Issue Date and the 4 Trading

Days immediately following the Original Issue Date, provided, that such number shall not be greater than $10.00 nor less than the greater of (A) $9.00 and (B) the greater of (i) average of the Per Share Market Values for the five Trading Days preceding the Original Issue Date and (ii) the Per Share Market Value for the Trading Day immediately preceding the Original Issue Date (subject to equitable adjustments for stock splits, recombinations and similar events, the “Target Price”), the Holder shall have a one-time right to require the Company to redeem all or a portion of the shares of Preferred Stock then held by such Holder and the Company shall have a one-time right to redeem all or a portion of the shares of Preferred Stock then held by such Holder, in each case, for a redemption price equal to the aggregate Stated Value for such shares of Preferred Stock being redeemed (such price, the “Redemption Price”). In addition, if the Underlying Shares Registration Statement is not declared effective by the Commission on or before the Reset Date, the Holder may require the Company to redeem all or a portion of the shares of Preferred Stock then held by such Holder for the portion of the shares of Preferred Stock then held by such Holder for the Redemption Price. The redemption obligations of the Company pursuant to this Section shall be secured by those certain standby letters of credit, dated as of the Original Issue Date, as amended, and such additional standby letters of credit, as the case may be, which may be issued in accordance with Section 2.3 of the Purchase Agreement (collectively, the “Letter of Credit”), issued by PNC Bank, National Association (“PNC”). In connection with any request for redemption of shares of Preferred Stock by a Holder, such Holder shall simultaneously deliver to PNC a redemption notice to the Company and a draw certificate in the form provided for in the Letter of Credit (the “Draw Certificate”), with a copy of each such item to the Company. In connection with any request for redemption of shares of Preferred Stock by the Company, the Company shall deliver a redemption notice to the Holder and, unless the Holder elects to convert such shares of Preferred Stock pursuant to the last sentence of this Section, the Holder shall thereafter deliver to PNC a redemption notice and the Draw Certificate. Assuming due compliance by the Holder with the completion and delivery of the Draw Certificate pursuant to the terms of the Letter of Credit, the Redemption Price shall be due and payable in cash by PNC on the second (2nd) Trading Day following the date on which the redemption notice and Draw Certificate is delivered by the Holder to PNC (such second (2nd) Trading Day, the “Payment Date”). Assuming due compliance by the Holder with the completion and delivery of the Draw Certificate pursuant to the terms of the Letter of Credit, if PNC fails to pay the Redemption Price hereunder in full pursuant to this Section on the Payment Date, then, the Holder may require the Company to immediately pay the Redemption Price, provided, that the Holder may: (i) require the Company to pay interest on all or any portion of the unpaid Redemption Price at a rate of 18% per annum (or the lesser amount permitted by applicable law), accruing daily from the Payment Date until the Redemption Price, plus all such interest thereon, is paid in full or (ii) deem such redemption null and void with respect to all or any portion of the share of Preferred Stock for which the Redemption Price has not been paid in full and convert such shares of Preferred Stock pursuant to Section 3(a)(ii) hereof. Unless the Holder deems such redemption null and void, the Holder shall

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be deemed a creditor and not subject to any conversion provisions hereof. Notwithstanding anything herein to the contrary, if the Company elects to redeem shares of Preferred Stock pursuant to the terms hereof, then the Holder shall be entitled to convert all or a portion of the shares of Preferred Stock subject to the Company’s redemption notice by delivery of a notice to the Company no later than one (1) Trading Day following the Holder’s receipt of the Company’s redemption notice, provided, that the Conversion Price for any such conversion shall equal the Target Price.”

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      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction as the act and deed of the Corporation, and affirms that the statements made herein are true under the penalties of perjury, this 2nd day of August, 2001.

i-STAT Corporation

By:	/s/ ROGER J. MASON

Name:	Roger J. Mason
Title:	Vice President of Finance Chief Financial Officer

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